[ANDERSEN LOGO]
May 10, 2002	Arthur Andersen LLP Suite 1100 San Francisco CA 94105-5601 Tel 415 548 8200 www.andersen.com

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Sir/Madam:

We have read paragraph 1 in Item 4 included in the Form 8-K dated May 7, 2002 of Electro Scientific Industries to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/ ARTHUR ANDERSEN LLP
Arthur Andersen LLP

Cc.	Mr. Jim Dooley Chief Financial Officer Electro Scientific Industries